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                                                                EXHIBIT 99(d)(2)

   TO:  NNEWCO, INC.
        505 CARROLL STREET
        BROOKLYN NY  11215

 PLEASE TAKE NOTICE that, I, the undersigned, _______________
__________________________ (your name), residing at ___________
______________________________________________ (your address) a shareholder of
Spectex Industries, Inc., having received a notice and the plan of the merger of this corporation into Nnewco-King, Inc., dated January 15, 1997, elect to dissent therefrom and demand payment of the fair value for my shares as provided by Section 623 of the Business Corporation Law of the State of New York.

   The undersigned, being the owner of _____ shares of stock of Spectex Industries, Inc., a New York corporation, evidenced by certificates Nos. ______________________________________ [list all of them] , rejects the offer of the Nnewco-King, Inc. made on January 15, 1997, to purchase the shares of the undersigned at a price of ten cents ($.10) per share.

     I understand that I must reject the offer for all of my shares.

     I understand that according to the New York Business Corporation Law I must return my shares to the transfer agent so that they will marked as shares to which I have dissented. I will return the shares to Registrar and Transfer Company, 10 Commerce Drive, Cranford NJ 07016-3572.

     Enclosed herewith are share certificates Nos. __________
______________________________________ [list all].

   Dated ___________________ , 1997.


                                                       _________________________

                                                       Name of Shareholder of
                                                       Spectex Industries, Inc.


                                                       Address:_________________

                                                               _________________